May 1, 2019 VIA EMAIL Gary Muto Dear Gary: On behalf of the Board of Directors (the “Board”) of Ascena Retail Group (“Ascena” or the “Company”) I’m excited to offer you a promotion to Chief Executive Officer of the Company! The following are the terms and conditions of our job offer to you and replace any and all previous offers or discussions concerning your employment, effective May 1, 2019 (the “Effective Date”). Job Title: Chief Executive Officer of the Company. On the Effective Date, you will be appointed to the Board. While you are employed by the Company, the Company will nominate you for re-election to the Board each time that your term on the Board would otherwise expire. You agree to resign from the Board upon the termination of your employment for any reason. Duties and Responsibilities: As Chief Executive Officer, you will perform the customary duties and have the customary responsibilities and authorities of such position, as well as such other duties commensurate with such position as may be reasonably assigned to you from time to time by the Board. You agree to faithfully serve Ascena and devote substantially all of your working time, attention and energies to the business of Ascena, its subsidiaries and affiliated entities. You agree not to engage in any other business or employment without the written consent of the Board except as otherwise specifically provided herein. You may perform uncompensated services in connection with either the management of personal investments or with charitable or civic organizations, provided that such activities do not interfere with your duties and responsibilities. Reporting To: The Board Location: New York, NY Effective Date: May 1, 2019 Page 1 107451833v8

Annual Pay Rate (Base Salary): $1,000,000 You may be considered for an annual performance evaluation to increase (but not decrease) base salary as part of the standard performance evaluation cycle. Any corresponding pay adjustments will be based on your performance, business results, economic and competitive factors, and approval from the Board in its sole discretion. Incentive Compensation: Cash Bonus: From and after the Effective Date, you will continue to participate in the Incentive Compensation (“IC”) program at a target level of 150% of your annual base salary. Your initial annual target level (100% performance) is $1,500,000, provided, that such target level may be reviewed for increase, but not decrease other than in connection with an across-the-board reduction prior to a Change in Control (as defined below) that affects senior executives of the Company. Maximum annual payout is double your target level (i.e., 200% of target), or $3,000,000. Payments shall be made in the same form and timing as made to other senior executives of Ascena. The IC program is governed by the terms and conditions of the Ascena 2016 Omnibus Incentive Plan, as amended (or any successor plan) (the “2016 Plan”). Transformation Bonus: You will continue to participate in the Transformation Bonus Program at the same level in effect as of the Effective Date. Your participation and awards are subject to the terms and conditions of the Transformation Bonus Program plan and Award Agreements thereunder. Long Term Incentives: Simultaneously with the execution of this Letter, the Compensation and Stock Incentive Committee of the Board (the “Compensation Committee”) has approved and shall grant on the Effective Date a one-time long-term incentive award promotion grant of performance based equity (approximately 60% will be granted as Restricted Stock Units (“RSUs”) and approximately 40% will be granted as Non-Qualified Stock Options (“NQSOs”)) equal to a value of $3,850,000 on the Effective Date (the “Promotion Grant”). The number of RSUs granted pursuant to the Promotion Grant will be determined based on the closing price of the Company’s common stock on the date of grant and the number of NQSOs granted pursuant to the Promotion Grant will be determined using the Black-Scholes value of the NQSOs (as determined by the Company) as of the date of grant. The Promotion Grant will vest as follows, subject to your continued employment from the grant date through the applicable vesting date: 25% of each of the RSUs and NQSOs will be eligible to vest if the closing price of the Company’s common stock equals or exceeds $3 per share for a 20-consecutive trading day period on or prior to the third anniversary of the grant date (the “$3 Hurdle”); an additional 25% of each of the RSUs and NQSOs will be eligible to vest if the closing price of the Company’s common stock equals or exceeds $5 per share for a 20- consecutive trading day period on or prior to the third anniversary of the Page 2 107451833v8 grant date (the “$5 Hurdle”); and the remaining 50% of each of the RSUs and NQSOs will be eligible to vest if the closing price of the Company’s common stock equals or exceeds $7 per share for a 20-consecutive trading day period on or prior to the third anniversary of the grant date (the “$7 Hurdle” and together with the $3 Hurdle and $5 Hurdle, the “Hurdles”); provided, however, if the $3 Hurdle, $5 Hurdle and/or the $7 Hurdle is actually achieved prior to the second anniversary of the grant date, the portion of the RSUs and Options related to the achievement of the $3 Hurdle, $5 Hurdle and/or $7 Hurdle that was actually achieved prior to the second anniversary will vest on the second anniversary of the grant date, subject to your continued employment from the grant date through the second anniversary of the grant date, except as expressly provided herein. If the $3 Hurdle, $5 Hurdle and/or $7 Hurdle is not actually achieved by the third anniversary of the grant date, all RSUs and NQSOs that did not vest as of the third anniversary will be forfeited for no consideration. The Promotion Grant shall be subject to the terms and conditions of the 2016 Plan, applicable Award Agreements thereunder and Plan Description/Prospectus and is conditioned on your timely execution of the Restrictive Covenant Agreement (as defined below). Subject to your continued employment, you will next be considered for a long term incentive award grant during the first annual long term incentive award grant cycle occurring after the Effective Date (i.e., Fall 2019). The long term incentive awards granted to you in 2017, consisting of time- vested awards (the (“2017 Time-Vested Awards”), performance-vested awards (“2017 Performance-Vested Awards”) and an additional time- vested award (“Additional RSU”) will remain outstanding in accordance with the terms thereof. All grants are subject to the terms and conditions of the 2016 Plan, applicable Award Agreements and Plan Description/ Prospectus. and are conditioned upon your timely execution of, and compliance with, the Company’s restrictive covenant agreement containing a non-competition, non-solicitation and other provisions (“Restrictive Covenant Agreement”), which shall be substantially in the form provided to you previously, except that (i) your post-termination Non-Compete Period shall be for one year following your termination for any reason, (ii) your post-termination Non- Solicit Period shall be for two years following your termination for any reason, and (iii) such restrictions shall apply without any requirement of the Company to make additional payments to you in the event of your termination by the Company without “Cause” (as defined below) or your termination for “Good Reason” (as defined below) and if you are receiving severance payments and benefits as provided under this letter. In the event of your termination by the Company without Cause or your termination for Good Reason prior to a “Change in Control” (as defined in the Company’s Executive Severance Plan (“ESP”) as of June 1, 2017) (a Page 3 107451833v8

“Qualifying Termination”), the Promotion Grant will be treated as follows, subject to your timely execution and non-revocation of a release used in connection with the ESP (the “Release Condition”):  You will become vested in a pro rata portion of any outstanding and unvested RSUs and NQSOs for which the applicable Hurdle(s) were actually achieved prior to your Qualifying Termination. Such pro rata portion will be calculated by multiplying the number of RSUs and NQSOs eligible to vest based on the actual achievement of the applicable Hurdle by a fraction, the numerator of which is the number of days from the grant date of the Promotion Grant until the termination date and the denominator of which is 1,095. NQSOs that become vested on your Qualifying Termination will remain exercisable for 6 months but in no event later than the expiration date. In the event that your employment with the Company terminates due to your death or Disability (as defined in the 2016 Plan) prior to the second anniversary of the grant date of the Promotion Grant, then subject to your (or your estate’s or legal representative’s) satisfaction of the Release Condition, the portion of the RSUs and NQSOs for which the applicable Hurdle(s) were actually achieved prior to the date of termination will become immediately vested. NQSOs that become vested on your termination due to death or Disability will remain exercisable for 6 months but in no event later than the expiration date. In the event of your “Change in Control Related Termination” (as defined in the ESP as of June 1, 2017) and notwithstanding Section 2.2(c) of the ESP as of June 1, 2017, the Promotion Grant will be treated as follows:  In the event of your Post-Change in Control Termination (as defined in the ESP as of June 1, 2017), and provided that, on or prior to such Post-Change in Control Termination the $3 Hurdle has been satisfied, you will become vested in a portion of the RSUs and NQSOs based on linear interpolation (rounded to the nearest one- hundredth) between the (x) closing price of the Company’s common stock for the 20-consecutive trading day period immediately preceding the Post-Change in Control Termination (the “Termination Date Price”) and (y) the Hurdles between which the Termination Date Price falls (i.e., between the $3 Hurdle and $5 Hurdle or between $5 Hurdle and $7 Hurdle). By way of example only, if the Termination Date Price is $4, you will become vested in (i) the portion of the RSUs and NQSOs that vest based on the achievement of the $3 Hurdle to the extent not vested in accordance with this letter prior to the date of your Post-Change in Control Termination and (ii) an additional 50% of the tranche of the NQSOs and RSUs that would vest upon actual achievement of the $5 Hurdle (i.e., an additional 12.5% of the RSUs and NQSOs granted Page 4 107451833v8 pursuant to the Promotion Grant). If the Promotion Grant remains outstanding following the Change in Control, the Hurdles shall be reasonably adjusted to account for the impact of the Change in Control. Any portion of the RSUs and NQSOs granted pursuant to the Promotion Grant that do not vest based on this paragraph will be forfeited for no consideration on the date of your Post-Change in Control Termination.  In the event of your Pre-Change in Control Termination (as defined in the ESP as of June 1, 2017), and provided that, on or prior to the date that the Change in Control is consummated the $3 Hurdle has been satisfied, the cash payment you will receive pursuant to Section 2.2(c) of the ESP as of June 1, 2017, will include payment in respect of a portion of the RSUs and NQSOs based on linear interpolation (rounded to the nearest one-hundredth) between the (x) closing price of the Company’s common stock for the 20- consecutive trading day period immediately preceding the Change in Control (the “CIC Closing Date Price”) and (y) the Hurdles between which the CIC Closing Date Price falls (i.e., between the $3 Hurdle and $5 Hurdle or between $5 Hurdle and $7 Hurdle). By way of example only, if the CIC Closing Date Price is $4, the cash payment you will receive pursuant to Section 2.2(c) of the ESP as of June 1, 2017, will include payment in respect of (i) the portion of the RSUs and NQSOs that vest based on the achievement of the $3 Hurdle to the extent not vested in accordance with this letter prior to the date of your Pre-Change in Control Termination and (ii) an additional 50% of the tranche of the NQSOs and RSUs that would vest upon actual achievement of the $5 Hurdle (i.e., an additional 12.5% of the RSUs and NQSOs granted pursuant to the Promotion Grant). You will receive no payment under Section 2.2(c) of the ESP as of June 1, 2017, for any portion of the RSUs and NQSOs granted pursuant to the Promotion Grant that do not vest based on this paragraph will be forfeited for no consideration on the date the Change in Control is consummated. In the event of your Qualifying Termination, the long term incentive awards granted to you in 2017 will be treated as follows, subject to your satisfaction of the Release Condition; provided, that, more favorable treatment may be provided for a termination of employment without Cause or for Good Reason, in each case, in anticipation of a Change in Control:  To the extent that your 2017 Time-Vested Awards and/or the Additional RSU are outstanding and unvested at the time of any such Qualifying Termination, the next tranche of either such award scheduled to vest following any such Qualifying Termination will vest on the date of the Qualifying Termination; Page 5 107451833v8

 To the extent that your 2017 Performance-Vested Awards are outstanding and unvested at the time of any such Qualifying Termination, a pro rata portion of such awards will vest subject to the actual achievement of the applicable performance goals and following the certification of the goals by the Compensation Committee after the end of the applicable performance period. Such pro rata portion will be calculated by multiplying the amount of the award achieved upon the satisfaction of the applicable performance goals by a fraction, the numerator of which is the number of days from the grant date until the termination date and the denominator of which is the total days within the applicable performance period. All pay and benefits otherwise remain subject to the terms and conditions of the applicable plans, programs and policies. At Ascena, an employment at-will relationship prevails and the employment relationship can be terminated with or without Cause and with or without notice, at any time, by either the employee or the employer. You shall participate in the ESP, subject to its terms and conditions, provided, that any dispute in connection with the ESP shall be determined by de novo review notwithstanding any references to Committee authority under the ESP. Your participation in the ESP shall be modified as follows: (i) you shall be eligible for severance in the event of your termination by the Company without Cause (as defined in Section 1.5(b) of the ESP as of June 1, 2017, but modified as described under clause (ii) below) or termination by you for Good Reason (as defined in Section 1.22 of the ESP as of June 1, 2017 but modified as described under clause (iii) below), which definition shall apply to you regardless of the occurrence of a Change in Control (as defined in the ESP as of June 1, 2017); (ii) for purposes of your definition of “Cause,” (A) Section 1.5(a) shall be deleted and replaced with the following: “(a) conviction of a crime (including conviction or a nolo contendere plea) involving the commission by the Participant of a felony or of a criminal act involving, in the good faith judgment of the Board, fraud, dishonesty, or moral turpitude but excluding any conviction which results solely from the Participant’s title or position with Ascena and is not based on the Participant’s personal conduct;” and (B) Section 1.5(b) shall be deleted and replaced with the following: “(b) intentional and willful failure to satisfactorily perform employment duties reasonably requested by the Board after thirty (30) days’ written notice of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury);”. (iii) the definition of Good Reason shall also include any material breach of this letter by the Company or failure by Ascena to pay your compensation and benefits in accordance with this letter, in each case, subject to the notice and cure provisions in the ESP, and for purposes of your definition of “Good Reason,” Section 1.22(b) of the ESP shall be deleted and replaced with the following: “(b)(I) prior to a Change in Control, any reduction in the Participant’s base salary, other than a reduction that is uniformly applied to similarly situated employees of not more than 10%; and (II) on or after a Change in Control, any reduction in the Participant’s base salary and/or benefits, other than a reduction that is uniformly applied to similarly situated employees of not more than 10%;” Page 6 107451833v8

(iv) your cash severance payment level under Section 2.2(a)(i) of the ESP (relating to a non-change in control termination) shall be 24 months of base salary and your cash severance level under Section 2.2(a)(ii) of the ESP (relating to a change in control related termination) shall be 24 months of base salary and bonus (as defined in the ESP); (v) your Continuation Period (as defined in the ESP) shall not exceed 18 months; (vi) no mitigation provisions in the ESP shall be applicable to you, however, provisions related to set-off remain applicable to you; and (vii) if such ESP is adversely amended in any material manner or terminated, you shall nonetheless remain eligible for severance at the levels described herein, but you shall continue to be subject to the terms and conditions of the ESP as if it continued to apply to you without regard to any such amendment or termination. If your employment is terminated due to your death or Disability, then in addition to any vested and accrued benefits you are entitled to receive pursuant to the Company’s benefit plans and programs, and subject to your (or your estate’s or legal representative’s) satisfaction of the Release Condition, you (or your estate or legal representative) will be entitled to receive a pro rata portion (based on the number of days you were employed during the applicable performance period) of your seasonal IC for the performance period in which your termination occurs, calculated based on actual results for such performance period and paid at the same time seasonal IC bonuses are otherwise paid. Notwithstanding anything to the contrary, in no event shall there be any duplication of severance payments or benefits under any plan, program or policy, under this letter or under the Restrictive Covenant Agreement. Taxes: Any payments or benefits to be made or provided to you pursuant to this letter shall be subject to any withholding tax (including social security contributions and federal income taxes) as shall be required by federal, state and local withholding tax laws. This letter is intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986 and the guidance promulgated thereunder, and will be interpreted, administered and operated in a manner consistent with that intent. Each payment to you shall be treated as a separate payment, and any right to a series of installment payments is to be treated as a right to a series of separate payments. Payments and benefits that may be provided to you under the ESP shall be subject to Section 7.8 of the ESP. Entire Agreement: This letter sets forth the entire agreement and understanding between you and the Company relating to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, written and oral, relating to the subject matter hereof, including the letter between you and the Company dated June 1, 2017, but excluding your Award Agreements under the 2016 Plan and your Award Agreements under the Transformation Bonus Program. Waiver and Release: In consideration of the terms, conditions and benefits, monetary and otherwise, set forth in this letter agreement, you hereby release and waive any and all legal and contractual claims and claims of entitlement, known or unknown, that you have or may have against Ascena and/or its affiliates, directors, officers or employees, based on any facts, events or circumstances occurring through the date you sign this letter, other than with respect to any outstanding equity awards or vested, accrued benefits you may have under the terms and conditions of any applicable plan or agreement. You hereby Page 7 107451833v8 acknowledge that you are not aware of any claims you may currently have against Ascena and/or its affiliates, directors, officers or employees. Please sign both copies of this letter, keep one for your records and return one to me. Once again, congratulations on your new position. Sincerely, I accept your offer as specified above. /s/ Kate Buggeln /s/ Gary Muto Kate Buggeln Gary Muto Lead Independent Director 4/29/19 5/1/19 Date Date Page 8 107451833v8